                                                                     EXHIBIT 2.2

                         SUBORDINATED PROMISSORY NOTE,
                        SECURITY AGREEMENT AND GUARANTEE

$1,771,000.00                                                     June 17, 1996

     THIS SUBORDINATED PROMISSORY NOTE, SECURITY AGREEMENT AND GUARANTEE (this "Agreement") is made and entered into as of the 17th day of June, 1996, by and among J.B. JENNINGS and BRET LEWIS (collectively, jointly and severally, the "Makers"), SUMMA INDUSTRIES, a California corporation whose principal place of business is located at 1600 West Commonwealth Avenue, Fullerton, California 92633 ("Payee"), and Morehouse-COWLES, Inc., a California corporation all of whose capital stock concurrently is being purchased by Makers from Payee (the "Company").

                                R E C I T A L S

     A. Makers and Payee have previously entered into that certain Stock Purchase Agreement dated as of May 24, 1996 (the "Stock Purchase Agreement") providing for the purchase by Makers from Payee, jointly and severally, of all of the issued and outstanding capital stock of the Company (the "Shares"). As set forth in Section 1 of the Stock Purchase Agreement, a portion of the Purchase Price (as defined therein) for the Shares is to be paid by Makers to Payee pursuant to the terms and conditions this Agreement, the form of which is attached as Exhibit B to the Stock Purchase Agreement.

     B. This Agreement is being executed and delivered in order to set forth the terms and conditions upon which the indebtedness evidenced hereby is to be paid to Payee by Makers, together with interest thereon as set forth herein, to provide for the subordination of such payment in certain circumstances, and to provide for a guarantee of and security for the payment all amounts due Payee from Makers hereunder;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

     1.  Promise to Pay.  Makers hereby jointly and severally promise to pay to
         ---------------
the order of Payee, at Fullerton, California, or at such other place as Payee may designate and so notify Makers, the principal sum of ONE MILLION SEVEN HUNDRED SEVENTY-ONE THOUSAND DOLLARS ($1,771,000.00), with interest thereon from the date hereof at the rate of seven percent (7%) per annum through June 30, 2001 and at the rate of nine percent (9%) per annum from July 1, 2001 through June 30, 2006, principal and interest payable as follows:


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          (a) Unless sooner due as hereinafter provided, but subject in all events to the provisions of Section 2 below, in sixty (60) payments of interest only, with each such payment due and payable on the last day of each succeeding calendar month commencing on July 31, 1996 and continuing through and until June 30, 2001, followed by sixty (60) equal monthly installments of principal and accrued interest the amount of which will be determined by calculating the amount necessary to fully amortized the principal remaining on the note as of June 30, 2001 over 120 months with interest on the unpaid balance accruing from June 30, 2001 at the rate of nine percent (9%) per annum. Each such installment shall be due and payable on the last day of each succeeding calendar month commencing on July 31, 2001 and continuing through and until June 30, 2006, on which date the any and all unpaid principal and accrued interest, shall be due and payable. Any payment pursuant hereto shall first be applied to interest due and owing at the date of such payment, and whatever remains after the amount of such interest is deducted from such payment shall be applied to the principal balance due hereunder, and the interest upon the portion of principal so credited shall thereupon cease.

          (b) Subject in all events to the provisions of Section 2 below, Makers shall have the right, without penalty, and to prepay the indebtedness represented hereby in part or in full at any time or times during the term hereof. Any prepayment pursuant hereto shall first be applied to interest due and owing at the date of such payment, and whatever remains after the amount of such interest is deducted from such prepayment shall be applied to the principal balance due hereunder, and the interest upon the portion of principal so credited shall thereupon cease. In the event that Makers desire to cause the Company to make any payment to either or both of them that would otherwise constitute an event of default under the provisions of Section 3(h) below, Makers must simultaneously pay to Payee an equivalent amount as a partial prepayment of the indebtedness represented hereby.

          (c) Concurrently with the execution and delivery hereof, the Company is entering into that certain Facilities Lease with Fullerton Holdings, Inc., a California corporation and wholly-owned subsidiary of Maker, pursuant to which the Company will lease certain facilities located in Fullerton, California for a minimum term of ten full years, with the right of the Company to extend the term of the Facilities Lease for an additional period of five full years. In the event that any payment(s) required to be made by the Company under the Facilities Lease have not been timely made and remain unpaid as of the date on which any amounts are paid by Makers to Payee hereunder or otherwise, any and all amounts so paid by Makers to Payee, no matter how designated or described by Makers, shall first be applied to satisfy all past-due payments payable by the Company under the Facilities Lease, and whatever remains after the past-due amount payable under the Facilities Lease is deducted from such payment shall be applied in satisfaction of amounts payable hereunder.

          (d) If the indebtedness represented hereby is not paid in full at maturity (or earlier upon the acceleration thereof as provided in Section 4 below), it shall thereupon accrue, and Makers hereby expressly agree to jointly and severally pay as liquidated damages and not as a penalty, interest on the remaining unpaid balance of principal and accrued but unpaid interest at the rate stated above or the highest rate then permitted by law, whichever is greater, until all unpaid principal and interest is paid in full.

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

          (e) Makers hereby waive demand, presentment for payment, protest, notice of protest, notice of nonpayment and diligence in collecting the indebtedness represented hereby.

     2.   Subordination.  The payment of principal and interest hereunder is
          --------------
expressly subordinated the full payment of up to a maximum of $1,500,000 in the aggregate of indebtedness of Makers for money borrowed from Michigan National Bank (the "Bank"), whether currently outstanding or from time to time incurred hereafter (collectively, the "Senior Debt"). Such subordination shall be effective for a period of ten full years from the date hereof. Concurrently with the execution and delivery hereof, Payee and the Bank are entering into a mutually acceptable agreement setting forth in more detail the terms and conditions upon which payments hereunder shall be subordinated to the Senior Debt. It is expressly understood, however, that so long as there is no default in payment of principal or interest on the Senior Debt, Makers shall make payments hereunder when due, and may make prepayments of principal and interest hereunder.

     3.   Default.  The failure of Makers to fully pay or perform or observe, on
          --------
a timely basis, any of their obligations hereunder shall constitute a default hereunder and shall entitle Payee to the rights and remedies provided in Section 4 below. Without limiting the foregoing, a default hereunder shall occur in the event that, without the prior written consent of Payee:

          (a) A voluntary or involuntary petition is filed for the bankruptcy or reorganization of either of the Makers or of the Company under the Federal bankruptcy or reorganization laws, or if a receiver or keeper is appointed for either of the Makers or the Company or any of their respective assets, or if either of the Makers or the Company makes a voluntary assignment for the benefit of unsecured creditors, or if an attachment is levied against a substantial part of the assets of either of the Makers or of the Company, and any such event or condition has not terminated or been removed within thirty (30) days after commencement of such event or condition;

          (b) The Company is a party to any merger or consolidation with one or more other entities, sells all or a substantial portion of its assets, or otherwise engages in any transaction which results in a change in control of the Company;

          (c) The Company incurs, cumulatively during the continuance hereof, new, interest-bearing indebtedness for borrowed money exceeding $500,000 in the aggregate, or makes, cumulatively during the continuance hereof, new capital expenditures exceeding $2,000,000 in the aggregate;

          (d) The Company shall acquire another company for a purchase price of $1,000,000 or more, whether as an acquisition of stock or assets;

          (e) The Quick Ratio (as defined below) of the Company shall be less than 0.55 at any time during the first full year following the date hereof, less than 0.65 at any time during the second full year following the date hereof, or less than 0.75 at any time thereafter during the continuance hereof, in each case as reflected in the financial reports from the Company to

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

Payee specified in Section 3(g) below. For purposes of this Section 3(e), the Quick Ratio of the Company shall be calculated by dividing (i) the sum of all cash and cash equivalents and all trade accounts receivable not greater than sixty (60) days old, by (ii) the sum of all current liabilities, including principal payments due to the Bank and/or the Makers within twelve (12) months;

          (f) The net tangible net worth of the Company shall at any time be less than the Specified Net Worth (as defined below). For purposes of this
Section 3(f), the Specified Net Worth of the Company shall be $2,300,000 during the first full year following the date hereof, with the Specified Net Worth to be increased by $50,000 each year thereafter during the continuance hereof, in each case as reflected in the financial reports from Makers to Payee specified in Section 3(g) below.

          (g) Makers shall fail to provide to Payee (i) internally prepared quarterly reports pertaining to the Company (within 30 days following the end of each fiscal quarter), consisting of income statements for the preceding calendar quarter and the year to date, a balance sheet as of the end of the calendar quarter, and an aged receivables listing as of the end of the calendar quarter, and (ii) annual financial statements of the Company (within 120 days following the end of each fiscal year) which have been reviewed by an independent certified public accounting firm reasonably acceptable to Payee, in all case prepared in accordance with generally accepted accounting principles applied on a basis consistent with that on which the historical financial statements of the Company were prepared prior to the date hereof.

          (h) Makers shall fail to provide to Buyer within 120 days after December 31 of each suceeding calendar year the personal financial statement of each of the Makers, prepared on the same basis as the financial statements of Makers provided in connection with the execution and delivery of the Stock Purchase Agreement were prepared, and certified in writing by Makers as to the same level of accuracy as represented in the Stock Purchase Agreement

          (i) The Company shall make any payment or other distribution of any kind to or for the account or benefit of either or both of the Makers, whether as salary, fees, expenses, or other remuneration, principal or interest on loans, dividends, repurchases or redemptions of capital stock, or otherwise, which exceed $200,000 in the aggregate on an annual basis; provided, however,
                                                           ------------------
that the Company shall be entitled to pay or distribute additional amounts to or for the benefit of either or both of the Makers (subject in all events to any restrictions imposed thereon by the Bank) if, and only if, an equivalent amount is simultaneously paid to Payee as a prepayment hereunder pursuant to Section 1(b) above. Notwithstanding the foregoing, the Company may (without a default occurring or the obligation to make a corresponding prepayment hereunder as a consequence thereof) pay or otherwise distribute to Makers more than $200,000 in the aggregate on an annual basis in an amount equal to the sum of (A) the amount of principal and interest payable by Makers during the year in question pursuant to Section 1(a) of this Agreement, and (B) the amount payable by Makers as income taxes (as reported on their IRS forms K-1) in respect of any year in question during which an effective "S" election has been made under the Internal Revenue Code of 1986, as amended.

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

          (j) There shall have occurred an event which constitutes, or with the passage of time or the giving of notice would constitute, a default under the Credit Agreement or the Revolving Credit Agreement, and any such event has not terminated or been removed within ten (10) days after commencement of such event; or

          (k) There shall have occurred an event which constitutes, or with the passage of time or the giving of notice would constitute, a default under any or all of the Stock Purchase Agreement, the Facilities Lease, or any other agreement to which either the Company or either of the Makers is a party, or by which any of their respective assets or propertied may be bound, involving an amount in excess of $100,000 or having a term of six( 6) months or more.

     4.   Remedies of Payee.  Upon the occurrence of a default specified in
          ------------------
Section 3 above, but subject in all events to the provisions of Section 2 above, the principal amount of the indebtedness then owing hereunder and all unpaid accrued interest thereon, together with any and all additional indebtedness owed by Makers to Payee, shall become immediately due and payable, without notice, presentment or demand of any kind, all of which are expressly waived by Makers. In such event, Payee may proceed to satisfy such default by enforcing its rights hereunder in any manner provided by law, which may include, without limitation, proceeding against the Pledged Stock, the Company and/or the Collateral pursuant to the provisions of Sections 5, 6 and 7 below. The amount involved in the default shall include the costs and expenses, including reasonable attorney's fees, incurred by Payee in enforcing its rights hereunder. Payee may exercise all of his rights and remedies concurrently or in such order as he may determine, and the failure of Payee to exercise any rights or remedies he may have upon a default by Makers hereunder shall not be deemed a waiver of any rights, or a release of the Company or either of the Makers from any obligation, hereunder unless such waiver or release is given in writing by Payee, and in such event, no such waiver shall be deemed to constitute a waiver of any succeeding default. In the event that Payee is precluded from enforcing any of its rights hereunder by virtue of the provisions of Section 2 above, and for so long as the restrictions imposed under Section 2 shall continue, the Company shall not incur any new interest bearing indebtedness for borrowed money, make any new capital expenditures, acquire any other company, whether as an acquisition of stock or assets, or enter into any transaction specified in
Section 3(b) above.

     5.   Pledged Stock.
          --------------

          (a) As security for the prompt and full performance by Makers of all of their obligations hereunder, Makers hereby jointly and severally grant a security interest in and pledges to Payee all of the Shares being jointly and severally purchased by Makers from Payee pursuant to the Stock Purchase Agreement. Concurrently with the execution hereof, Makers shall deliver to Phillips & Haddan, Attorneys at Law, as "Pledgeholder," Certificate No. 1 evidencing the ownership of all of the Shares, accompanied by a duly executed stock power for transfer of the Shares from Makers to Payee, and shall take such further actions and execute and deliver such additional documents and instruments as may be necessary to enable Payee to perfect a security interest in the Shares. The Shares, together with any substituted or additional shares of other securities issued on account of any securities subject to this Agreement pursuant

                                       5
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to any reclassification, stock split, stock dividend or similar adjustment, or pursuant to any merger, consolidation, sale of assets or reorganization (all of which shall be delivered to Pledgeholder to hold as provided herein), are hereinafter collectively referred to as the "Pledged Stock".

          (b) Pledgeholder shall hold the Pledged Stock as security for the performance by Makers of all of their obligations under and in accordance with the terms of this Agreement. Each of the parties hereto hereby indemnifies and holds the Pledgeholder and its respective officers, directors, shareholders, employees and agents, as the case may be, harmless from and against any and all losses, claims, damages, liabilities, costs and expenses, including reasonable costs of investigation and attorneys' fees and disbursements, which may be imposed upon the Pledgeholder or incurred by it hereunder, in connection with or as a consequence of the performance of its duties hereunder, except where attributable to willful misconduct or gross negligence, including any litigation arising from this Agreement or involving the subject matter hereof, it being understood and agreed that the Pledgeholder, in performing any of its obligations hereunder, shall not incur any liability to the undersigned or any other party for claims, damages, losses, costs or expenses, except for willful misconduct or gross negligence, and it shall, accordingly, not incur any such liability with respect to (i) any action taken or omitted in good faith reliance upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Pledgeholder hereunder, or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Pledgeholder shall in good faith believe to be genuine, to have been signed or presented by proper person or persons, and to conform with the provisions hereof. If at any time a dispute shall exist as to the duties of the Pledgeholder hereunder or the terms hereof, the Pledgeholder may in its discretion deposit the Pledged Stock with the Clerk of the Superior Court of the County of Orange, State of California, and may interplead the parties hereto not later than thirty (30) calendar days thereafter. Upon so depositing the Pledged Stock and filing its complaint in interpleader, the Pledgeholder shall be completely discharged and released from all further liability or responsibility under the terms hereof. The parties hereto, for themselves, their heirs, successors and assigns, do hereby submit themselves to the jurisdiction of said court and do hereby appoint the Clerk and said court as their agent for service all process in connection with the proceeding mentioned in this Section.

          (c) During the term of this Agreement, except for the security interest created hereby, Makers are the owner of the Pledged Stock free from any adverse claim of ownership or any lien, security interest or encumbrance of any kind, and shall retain all dividend, voting and other rights with respect to any securities subject hereto, except for the right to sell, assign, encumber or otherwise transfer the Pledged Stock or any interest therein without the prior written consent of Payee.

          (d) During the term of this Agreement, the security interest granted hereby shall also cover any present or future indebtedness or obligations of Makers to Payee, whether absolute or contingent, which Payee may permit Makers to incur during the continuance hereof.

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          (e) Upon the full and complete discharge of all of the indebtedness and obligations guaranteed hereby, the Pledged Stock shall be released from the security interest created hereby. Pledgeholder will thereupon promptly take such actions and deliver such documents and instruments as may be necessary to reconvey and return the Pledged Stock to Makers and to release the security interest therein created hereby, and this Agreement shall thereafter terminate.

     6.   Guarantee.  Subject in all events to the provisions of Section 2
          ----------
above, the Company hereby unconditionally guarantees to Payee the payment and performance of all of the obligations of Makers hereunder. The obligations of the Company shall be independent of the obligations of Makers and a separate action or actions may be brought and prosecuted by Payee against the Company. The Company authorizes Payee, without notice or demand and without exonerating or otherwise affecting the liability of either of the Makers, to compromise, extend, accelerate or otherwise change the time for payment or to modify any other term(s) of payment of the indebtedness guaranteed hereby, or to take, hold or release additional security for the performance of this guarantee or the payment of the indebtedness and obligations of Makers guaranteed hereby, or to apply any and all security in whatever manner Payee may determine. The Company waives any right to require Payee to proceed against Makers or either of them, to proceed against or exhaust any security, including without limitation the Pledged Stock specified in Section 5 above and the Collateral specified in
Section 7 below, or to pursue any other remedy in Payee's power whatsoever. The Company waives all demand or notice of nonpayment or nonperformance by Makers of the indebtedness and obligations hereby guaranteed. Any indebtedness of Makers now or hereafter owed to the Company is hereby subordinated to any amounts or other monies due and payable by Makers to Payee. The Company agrees to pay reasonable attorney's fees and all other costs and expenses which may be incurred by Payee in enforcement of this guarantee. In the event that the right to receive the payment and performance of Makers guaranteed hereby is assigned, this guarantee shall continue and the assignee shall be entitled to the full benefits hereof.

     7.   Security for Performance of the Guarantee.
          ------------------------------------------

          (a) As security for the prompt and full performance by the Company of the obligations of the Company to Payee under the provisions of Section 6 above, the Company hereby grants to Payee a security interest in those tangible and intangible assets of the Company (the "Assets") described on the Financing Statement on Form UCC-1 attached hereto and by this reference incorporated herein which the Company has executed and is delivering to Payee concurrently with the execution of this Agreement, together with such other documents and instruments as may be necessary or appropriate to enable Payee to perfect this security interest in the Assets.

          (b) The Assets, together with any other property of the Company that may become subject hereto, are hereinafter collectively referred to as the "Collateral." The security interest granted hereby covers all properties of the same kind and character as those which are covered by and subject hereto which the Company may hereafter acquire at any time until the termination of this Agreement, as well as any and all of the proceeds, increase and products of all property which is or hereafter becomes subject hereto.

        (c) The security interest granted hereby shall also cover any present or future indebtedness or obligations of the Company to Payee, whether absolute or contingent, which Payee may permit the Company to incur during the continuance hereof.

        (d) Except for the security interest created hereby and the security interest therein granted by the Company to the Bank as contemplated by the Credit Agreement and/or the Revolving Credit Agreement, the Company is the owner of the Collateral free from any adverse claim of ownership or any lien, security interest or encumbrance of any kind, and shall retain all rights therein subject to the terms and conditions hereof, except for the right to sell, assign, encumber or otherwise transfer the Collateral or any interest therein without the prior written consent of Payee.

        (e) Payee understands and agrees that the security interest in the Collateral granted hereby shall be subordinate to the security interest therein granted by the Company to the Bank as contemplated by the Credit Agreement and the Revolving Credit Agreement.

     8. Notices.  Any notice or other communication given hereunder to any
        --------
party by another shall be in writing and delivered personally or by registered or certified mail, postage prepaid, as follows:

     To either of the Makers:                   C/O Bret A. Lewis
                                                Epworth Manufacturing Co. Inc.
                                                1400 Kalamazoo Street
                                                South Haven, MI 49090

     To the Company:                            Morehouse-COWLES, Inc.
                                                1600 Commonwealth Avenue
                                                Fullerton, California 92633
                                                Attn:  James R. Swartwout

     To Payee:                                  Summa Industries
                                                1600 W. Commonwealth Avenue
                                                Fullerton, California 92633
                                                Attn:  President

or to such other address as a party shall hereafter designate in writing and give notice thereof to the others in accordance with the foregoing. Any such notice or other communication shall be deemed delivered upon receipt if personally delivered, or, if deposited in the U.S. mail, postage prepaid, addressed as herein provided, forth-eight (48) hours after such deposit.

                                       8
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     9.   Effect on Successors in Interest.  Except as may herein be provided to
          ---------------------------------
the contrary, the provisions hereof shall inure to the benefit of and be binding upon the heirs, administrators, executors, assigns and successors in interest of each of the parties hereto. Any notice or other action hereunder by any successor shall be effective only if accompanied by proper evidence of authority to act.

     10.  Applicable Law.  This Agreement shall be governed by and construed in
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all respects in accordance with the laws of the State of California.

     11.  Counterpart Originals.  This Agreement may be executed in any number
          ----------------------
of counterparts, each of which shall be deemed an original for all purposes, including the judicial proof of any of the terms hereof, but all of which taken together shall constitute but one and the same agreement.

     12.  Cooperation.  Each party hereto agrees to execute and deliver such
          ------------
other documents and instruments and to cooperate in the filing, recordation or other acts similarly necessary, and to take such other actions as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

     13.  Attorneys' Fees.  This Agreement is made and shall be construed and
          ----------------
enforced in accordance with the laws of the State of California which are applicable to the construction and enforcement of contracts between parties resident in California which are entered into and fully performed in California, regardless of where this Agreement is executed or performed or the residency of the parties hereto. In the event any litigation or other proceeding is brought to interpret or enforce an provision of this Agreement, such action shall be brought in a state or federal court of competent jurisdiction located in Orange County, California, and Maker hereby consents to the jurisdiction of such courts. The prevailing party in any such action will be entitled to recover from the other party its court costs and reasonable attorneys' fees.

                                       9
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  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the date first above written.

     "Payee"                            "Makers"

SUMMA INDUSTRIES                        /s/ J. B. JENNINGS
                                        ----------------------------------
                                        J.B. Jennings

By: /s/ JAMES R. SWARTWOUT              /s/ BRET LEWIS
    ----------------------------        ----------------------------------
Title: Chief Executive Officer          Bret Lewis
       --------------------------
                                                "The Company"

                                        Morehouse-COWLES, Inc.

                                        By: /s/ BRET LEWIS
                                            ------------------------------
                                        Title: President
                                               ---------------------------

                                       10